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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                      [VERIZON LOGO]



FOR IMMEDIATE RELEASE                       CONTACTS:
JANUARY 9, 2002                             PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


                        VERIZON COMMUNICATIONS ANNOUNCES
                         KEY OPERATING RESULTS FOR 2001

       COMPANY REACHES DSL CUSTOMER TARGET, EXCEEDS LONG-DISTANCE TARGET;
              VERIZON WIRELESS GROWS CUSTOMER BASE TO 29.4 MILLION

         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today announced several key estimated operational results for year-end 2001:

    o Verizon ended the year with an estimated 1.2 million DSL (digital subscriber line) subscribers, meeting the company's year-end target on the strength of approximately 225,000 net additions in the fourth quarter.

    o Verizon also ended the year with an estimated 7.4 million long-distance customers nationwide, exceeding the company's year-end target of 6.9 million customers.

    o Verizon Wireless ended 2001 with an estimated 29.4 million customers, including approximately 715,000 net additions in the fourth quarter, as it continued to focus on its profitability mix and customer retention. Total churn is estimated at 2.5 percent, down from 2.6 percent last year.

         Verizon will announce complete fourth-quarter and full-year financial results for 2001 on Jan. 31. The company reiterated current guidance for full-year revenue growth of 4 to 5 percent


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Verizon News Release, page 2


and adjusted diluted earnings per share (EPS) of $3.00 to $3.03, excluding special items. Included in this EPS guidance is a previously announced 6-cent impact related to the Sept. 11 attacks, including 3 cents expected in the fourth quarter.

         Fourth-quarter special items, which are in the process of being finalized, are expected to include, among other items, a charge for workforce reduction programs and a charge relating to certain international operations and several marketable securities. In addition, the company is assessing the implementation effect of FAS 142, a new Financial Accounting Standard relating to goodwill and intangible assets.

         "With the stalled economy and in the aftermath of Sept. 11, Verizon's first full year of operation has been one of unprecedented challenge. Still -- through the steadfast commitment, skill and experience of Verizon employees -- we have continued to focus on execution and on the industry-leading profitability of our businesses," said Verizon Chairman and Co-CEO Charles R. Lee. "Today, we are a company grown stronger because of the challenges we overcame in 2001."

         Verizon President and Co-CEO Ivan Seidenberg said, "We continue to transform the businesses of the former Bell Atlantic and GTE companies by investing in growth markets, new technologies, product innovation and service enhancements. Verizon is well-positioned to succeed over the long term and be a leader in delivering the next era of growth and innovation to our hugely valuable customer base."

         Later today, Seidenberg will address Verizon's 2001 highlights and long-term prospects at Salomon Smith Barney's 12th Annual Entertainment, Media and Telecommunications Conference in Scottsdale, Ariz.


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Verizon News Release, page 3


         (EDITOR'S NOTE: Seidenberg's presentation is scheduled to begin at 2:30 p.m. Eastern time and will be broadcast on the Web at www.verizon.com/investor. Presentation materials will also be posted at this site.)

         Following are other year-end highlights announced today by Verizon:

    o Capital expenditures are expected to total in the previously targeted range of $17.0 billion to $17.2 billion.

    o Verizon achieved an estimated $1.1 billion in annualized merger-related expense savings in 2001 following the formation of Verizon Wireless and the merger of Bell Atlantic-GTE -- toward a goal of $2 billion in annual expense synergies by the end of 2003.

    o In 2001, Verizon International's global network met all major milestones in its first year of operation. Verizon Global Solutions Inc. deployed four international gateway switches and established reach to major commercial centers in Western Europe; switching capabilities were expanded to include Los Angeles, London, New York and Honolulu; and a core set of global voice and data products were deployed.

    o Verizon Information Services successfully completed the acquisition of TELUS' advertising services business in Canada, which effectively gives Verizon directory coverage across North America.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
128.5 million access line equivalents and more than 29 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with approximately $65 billion in annual revenues and 256,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.


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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters,


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Verizon News Release, page 4


the terms of interconnection, access charges, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry and expansion in the national long-distance market; our ability to satisfy regulatory conditions and obtain revenue enhancements and cost savings; the profitability of our broadband operations; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the continuing financial needs of Genuity Inc., our ability to convert our ownership interest in Genuity into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.